THE ADVISORS' INNER CIRCLE FUND II
                                   FROST FUNDS

                                   SCHEDULE G
                              DATED MARCH 10, 2008
                            TO THE DISTRIBUTION PLAN
                               DATED MAY 31, 2000
                          AS AMENDED NOVEMBER 16, 2004

Subject to any limitations imposed by Rule 2830(d) of the NASD Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Funds.

PORTFOLIO                                       CLASS OF SHARES         FEES
--------------------------------------------------------------------------------
Frost Core Growth Equity Fund                   Class A Shares         0.25%
Frost Dividend Value Equity Fund                Class A Shares         0.25%
Frost Kempner Deep Value Equity Fund            Class A Shares         0.25%
Frost Small-Mid Cap Equity Fund                 Class A Shares         0.25%
Frost Strategic Balanced Fund                   Class A Shares         0.25%
Frost International Equity Fund                 Class A Shares         0.25%
Frost Low Duration Bond Fund                    Class A Shares         0.25%
Frost Total Return Bond Fund                    Class A Shares         0.25%
Frost Municipal Bond Fund                       Class A Shares         0.25%
Frost Low Duration Municipal Bond Fund          Class A Shares         0.25%
Frost Kempner Treasury and Income Fund          Class A Shares         0.25%
Frost LKCM Multi-Cap Equity Fund                Class A Shares         0.25%
Frost LKCM Small-Mid Cap Equity Fund            Class A Shares         0.25%

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